Putnam Absolute Return 700

4/30/13 Semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 Class A	 343


72DD2 Class Y	1,113


73A1 Class A   $0.012

73A2 Class R   0.003
     Class R5  0.021
     Class R6  0.026
     Class Y   0.041


74U1	Class A   29,131
	Class B    2,378
	Class C   12,566
	Class M      398

74U2	Class R     160
     Class R5      1
     Class R6    553
     Class Y  28,726

74V1	Class A   12.23
	Class B   12.02
     Class C   12.02
	Class M   12.08

74V2	Class R   12.12
     Class R   12.27
     Class R6  12.27
     Class Y   12.25



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.